Exhibit 10.1

June 9, 2015

Mr. Joseph Saoud

224 King Arthur Circle

Franklin, TN 37067

Subject: Employment Offer

Dear Joseph:

On behalf of Rich Lavin, I am pleased to extend the following offer of employment with Commercial Vehicle Group, Inc. (The “Company”).

Job Title	President, Global Construction Agriculture & Military Markets

Start Date	Wednesday, July 1, 2015

Reports To	Rich Lavin, President and Chief Executive Officer

Salary	$320,000 if annualized, payable bi-weekly in accordance with the Company’s standard payroll processes.

Relocation	The Company will pay or reimburse all documented, reasonable and customary expenses related to your relocation to Central Ohio. Relocation benefits include home marketing assistance, temporary housing, costs associated with the sale and/or purchase of a home, and transport of household goods. Relocation services may be provided by SIRVA on behalf of Commercial Vehicle Group, depending on the complexity of your move and your personal preference. The maximum budget for your relocation is $100,000. Costs incurred in excess of the budget may be considered but are subject to specific review and additional approvals as expense overruns are incurred.

7800 Walton Parkway New Albany, OH 43054 614.289.5360

All eligible expenses must be incurred and submitted within 12 months of your hire date in order to be eligible for relocation benefits. All relocation expenses paid or reimbursed by the Company are recoverable if you resign or are terminated for cause within 24 months of your final relocation payment. The amount recoverable will be equal to 1/24th of the reimbursement for each full month left in the repayment period at the time of separation.

Signing Bonus		As soon as administratively feasible following ninety (90) days of employment, you will be paid a one-time signing bonus in the amount of $100,000. This bonus is recoverable if you resign or are terminated for cause within one year of the payment date. The amount recoverable will be equal to 1/12th of the signing bonus for each full month left in the repayment period at the time of separation.

Equity Incentives	You will be eligible to receive equity and other long-term incentive awards under any applicable plan adopted by the Company during your employment term for which similarly situated employees are generally eligible. The level of participation in any such plan shall be determined at the sole discretion of the Board from time to time.

	(a)	You will be granted, within thirty (30) days of hire, a restricted stock award valued at $240,000 pursuant to the terms of the Company’s Equity Incentive Plan. These shares will cliff vest on October 20, 2018. The terms and conditions of the award shall be governed in all respects by the definitive documentation related to the grant of such award.

	(b)	You shall be eligible, pursuant to the terms of the Company’s long-term incentive plan, to receive an additional discretionary annual restricted stock and/or restricted cash award. The terms and conditions of such awards will be no less favorable than those awards granted to other senior officers of the Company. The restricted shares granted at hire may be considered by the Committee when establishing individual 2015 awards.

Bonus	You will be eligible for an annual discretionary award targeted at 75% of your base compensation, pro-rated for 2015 based on your start date.

7800 Walton Parkway New Albany, OH 43054 614.289.5360

The 2015 Annual Incentive Plan measures are exclusively financial in nature and are tied to corporate and divisional Net Sales, Operating Profit Margin and Operating Profit After Capital Charge targets. Payouts range from 0% - 200% of target based on actual performance against plan.

For the 2015 Plan Year only, the Company will guarantee a pro-rated AIP payout at target.

Vacation	Four weeks per calendar year, pro-rated for 2015 at 13.33 hours per month.

Holidays	Ten days, in accordance with annual observation calendar, which typically includes New Year’s Day, Spring Break (Good Friday), Memorial Day, Independence Day, Labor Day, Thanksgiving (2 days), Christmas Eve, Christmas Day and New Year’s Eve.

Group Benefits	Hospital/Surgical/Medical, Dental and Vision insurance is available for you and your eligible dependents. Coverage is effective on the first day of the month following your date of hire. A bi-weekly payroll deduction will apply based on the type of coverage you select.

Group life insurance coverage equal to $750,000 is provided at no cost to you and with no medical exam required. This coverage is also effective on the first day of the month following your date of hire.

The Company will also purchase a supplemental executive term life policy of $1mm.

Short term disability coverage applies after 180 days of employment and provides disability pay at 100% of your base salary for the first two weeks of a qualifying event and up to an additional 24 weeks at 60% of base salary.

Long term disability coverage takes effect following the exhaustion of your short term disability coverage as a source of long term wage replacement resulting from a covered injury or illness.

All associates over the age of eighteen are eligible for enrollment in our 401(k) Savings Plan on the first day of the month following 30 days of service. New

7800 Walton Parkway New Albany, OH 43054 614.289.5360

employees are automatically enrolled in the CVG 401(k) Plan, unless they specifically opt out. The Company matches 100% of the first 3% of employee contributions, and 50% of the next 2% of employee contributions. All matching dollars vest immediately under the Plan.

You will also be eligible to enroll in Commercial Vehicle Group’s Deferred Compensation Plan, with an annual enrollment window in the fourth quarter of each year. In connection with the loss of your defined benefit pension plan, the Company will make a one-time, lump sum contribution of $50,000 to the CVG Deferred Compensation Plan within 90 days of hire, subject to ratable vesting in accordance with the Plan.

Details on all of our salaried benefit programs are enclosed with this letter. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

Stock Ownership	Pursuant to the Company’s Stock Ownership Guidelines, Division Presidents are expected to own and hold shares of the Company’s common stock with a Value (as defined in the Stock Ownership Policy) equal to three times base salary. Covered executives have five years to achieve compliance with the stock ownership guidelines.

Conditional	This offer is contingent upon you successfully passing a pre-employment background check, reference check, and drug screen.

This offer will remain open through close of business on Wednesday, June 17, 2015. If you have any questions, please contact me directly at 614-289-0253.

On behalf of Rich Lavin, and all of us at CVG, we look forward to welcoming you to the organization soon and working with you in this new role. If there is anything I can do to support your transition in the coming weeks, please don’t hesitate to ask.

Sincerely,

/s/ Laura L. Macias
Laura L. Macias
Chief Human Resources Officer

Acknowledged and Accepted:

/s/ Joseph Saoud	June 12, 2015
Joseph Saoud	Date

cc:	Rich Lavin

Bill Ward – Heidrick & Struggles

7800 Walton Parkway New Albany, OH 43054 614.289.5360